Exhibit 2.1

                         FREESTAR TECHNOLOGY CORPORATION
                               Calle Fantino Falco
                          J.A. Baez Building, 2nd Floor
                        Santo Domingo, Dominican Republic

                                                                 CONFIDENTIAL
                                                                 ------------

                                                                 June 20, 2003


TransAxis, Inc.
348 East 6400 South, Suite 220
Salt Lake City, Utah 84107

Attention:        Mr. Don Marshall, President
                  and Chief Executive Officer, and
                  representative of the Selling Stockholders

Gentlemen:

         The purpose of this letter of intent (the "Letter") is to set forth certain nonbinding understandings and certain binding agreements among FreeStar Technology Corporation, a Nevada corporation ("Buyer" or "FreeStar"), TransAxis, Inc. (formerly Digital Courier Technologies, Inc.), a Delaware corporation ("TransAxis"), and each of the stockholders of TransAxis signing hereto (the "Selling Stockholders") with respect to the acquisition by the Buyer, its successors or assigns of not less than 70% of the outstanding common stock of TransAxis on terms and subject to the conditions set forth below (the "Acquisition") on or before August 29, 2003. The Buyer, TransAxis and the Selling Stockholders are sometimes collectively referred to herein as the "Parties."

         The following numbered paragraphs reflect our understanding of the matters described in them, but do not constitute a complete statement of, nor a legally binding or enforceable agreement or commitment on the part of the Parties with respect to, the matters described therein, with the exception of matters outlined in Sections 1 and 4. This Letter supersedes the letter of intent, dated April 29, 2003, between the Buyer and TransAxis, as more fully set forth in Section 4(j).

1.       Bridge Loan.
         -----------

         (a) To facilitate the ordinary operations of TransAxis' business until such time as the Acquisition is consummated, Buyer shall provide to TransAxis, in three installments, an aggregate of up to $250,000 in interim funding (the "Bridge Loan"), each installment in the form of a Senior Secured Convertible Note (each, a "Note"), substantially in the form of Exhibit A attached hereto. Installments of the Bridge Loan will be provided to TransAxis, via wire transfer, in the amounts and upon satisfaction of the following events:

                         Bridge Loan
     Installment No.        Amount                    Funding Event
     ---------------     -----------                 -------------

            1             $75,000          Within  ten (10)  days  after  the
                                           signing of this Letter

            2             $75,000          All  Selling   Stockholders   have
                                           executed   the    Agreement    (as
                                           defined in Section 2 below)

            3             $100,000         Closing of the Acquisition

         (b) The Parties agree that (i) the Bridge Loan shall be a senior secured obligation of TransAxis; (ii) the first installment of the Bridge Loan shall be made contingent upon and subject to the execution of a security agreement substantially in the form of Exhibit B attached hereto (together with corresponding UCC-1 Financing Statements); and (iii) the proceeds of the Bridge Loan shall be used and otherwise disbursed substantially in accordance with the schedule attached as Exhibit C hereto. The Parties further agree that TransAxis shall promptly provide to the Buyer appropriate documentation evidencing compliance with the foregoing Section 1(b)(iii).

         (c) With respect to each Note, all outstanding principal and accrued interest shall be due and payable on the date that is ninety (90) days following the making of each such Note (the "Maturity Date"). If the consummation of the Acquisition occurs prior to the Maturity Date for a particular Note or Notes, the Maturity Date for each such Note shall be extended for an additional period of one year after the closing of the Acquisition. For each Note that is made on or prior to August 29, 2003, the Note shall not bear interest until August 31, 2003. From September 1, 2003 to and including December 31, 2003, provided the Acquisition has not yet been consummated, each then-outstanding Note shall bear interest at a rate equal to twelve and one-half percent (12 1/2%) per annum, with accrued interest payable on the Maturity Date. Thereafter, provided the Acquisition has not yet been consummated, each then-outstanding Note shall bear interest at a rate equal to fifteen percent (15%) per annum, with accrued interest payable on the Maturity Date. Upon the consummation of the Acquisition, each then-outstanding Note shall bear interest at a rate equal to twelve and one-half percent (12 1/2%) per annum, with accrued interest payable quarterly in arrears.

         (d) In the event the Acquisition has not been consummated on or before December 31, 2003 and all of the Notes have not been repaid, the Buyer shall have the option for a one-year period (the "Option"), commencing on January 1, 2004 to convert the outstanding Note(s), without the payment of any other consideration, into such number of shares of common stock of TransAxis as will equal the percentage determined in the following sentence (the "Conversion


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

Percentage") of TransAxis' then outstanding number of shares of voting capital stock on a fully-diluted basis. The Conversion Percentage shall be at least five percent (5%) and shall be increased by the number of percentage points that is obtained by dividing (i) the aggregate amount of principal and interest that remains outstanding on the Note(s) as of the date of calculation by (ii) 15,000. By way of example and not by way of limitation, if the Buyer elects to exercise the Option on July 1, 2004, and on such date an aggregate of $90,000 of principal and interest remain outstanding on the Note(s), the Conversion Percentage shall be 11%.

         (e) Until each Note is repaid in full, TransAxis shall not borrow or become otherwise liable for any sum of money, incur any debt or subject any of its assets to any lien or encumbrance whatsoever without the prior written consent of Buyer (the "TransAxis Indebtedness Covenant"), except (i) for any borrowing made to repay Buyer in full under the Note(s) or (ii) in the ordinary course of TransAxis' business consistent with past practice. In the event TransAxis breaches the TransAxis Indebtedness Covenant, each outstanding Note shall be deemed in default and the Option shall become exercisable as provided in Section 1(d) above.

         (f) In the event that each Note is repaid prior to December 31, 2003 and the Acquisition is not consummated, TransAxis will issue Buyer warrants (the "Warrants") to purchase five percent (5%) of the then outstanding number of shares of common stock of TransAxis on a fully-diluted basis. The Warrants will be exercisable at a nominal consideration of $.01 per share.

         (g) For purposes hereof, the term "fully diluted" shall take into account all options, warrants or other securities convertible or exercisable into, or exchangeable for, the capital stock of TransAxis as if such shares of capital stock were actually issued and outstanding.

         (h) TransAxis represents that there are no secured creditors of TransAxis, other than as set forth in Exhibit D and as contemplated hereby.

2.       Acquisition of Capital Stock.
         -----------------------------

         (a) On the terms and subject to the conditions to be set forth in a definitive, legally binding written agreement to be negotiated and entered into between Buyer and the Selling Stockholders and, subject to the approval of the Board of Directors of Buyer, to be executed by the Parties in the form of a stock purchase agreement (the "Agreement"), Buyer or its subsidiaries or Affiliates (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act")), will acquire not less than 70% of the common stock (the "Stock") of TransAxis at the closing (the "Closing") as specified in the Agreement. TransAxis will become a majority-owned subsidiary of Buyer.

         (b) At the Closing, Buyer will acquire not less than 70% of the Stock in exchange for the number of shares of Common Stock, par value $.001 per share

("FreeStar Common Stock"), of FreeStar (the "Stock Consideration"), which will be issued to the Selling Stockholders, that is the greater of (i) 7,000,000 shares of FreeStar Common Stock, and (ii) that number of shares of FreeStar Common Stock equal to $1,260,000 divided by the average closing bid price per share of FreeStar Common Stock on the five (5) days prior to Closing.

         Notwithstanding the foregoing, in no event shall the aggregate number of shares of FreeStar Common Stock issuable in connection with the Acquisition equal or exceed 20% of FreeStar's outstanding shares of Common Stock so as to require the vote of the shareholders of FreeStar to approve such issuance under applicable or proposed Securities and Exchange Commission ("SEC") or Nasdaq rules or regulations. In the event that the number of FreeStar shares otherwise issuable under the preceding paragraph is limited by this paragraph, Buyer will pay to the Selling Stockholders, pro rata, cash equal to the number of shares not issued as a consequence of this paragraph by the average closing bid price per share of FreeStar Common Stock on the five (5) days prior to closing.

         The Parties will, to the extent reasonably possible and consistent with the economic and business terms of this Letter, endeavor to structure the terms of the Stock Consideration such that no federal income taxes will be presently due by the Selling Stockholders relating to the Stock Consideration and will otherwise endeavor to structure the Acquisition in the most tax efficient manner for all Parties.

         (c) In connection with the Stock Consideration, promptly, but in all events within thirty (30) days following the Closing (the "Filing Date"), FreeStar shall cause a Form SB-2 shelf registration statement (the "Registration Statement") to be filed with the SEC under the Securities Act, covering resales of all of the shares of FreeStar Common Stock to be issued to or on behalf of the Selling Stockholders at the Closing pursuant to Section 2(b) above, and shall thereafter use its best efforts to have the Registration Statement declared effective as promptly as possible thereafter, but in all events prior to that date which shall be the one hundred eightieth (180th) day following the Closing (the "Effectiveness Date"), and to keep it effective until the earlier of (i) one year following the Effectiveness Date or (ii) that date on which all of the Stock Consideration may be resold without further restriction pursuant to Rule 144 under the Securities Act. If FreeStar shall fail to file the Registration Statement with the SEC by the Filing Date, FreeStar shall issue to each Selling Stockholder an additional number of shares of FreeStar Common Stock equal to 10% of the shares held by each such Selling Stockholder. The registration rights contemplated hereby shall be set forth in a separate
Registration Rights Agreement providing, among other things, for customary provisions relating to black-out periods, lock-ups, representations and warranties and indemnification by the Selling Stockholders. Any such Registration Statement shall be at the expense of FreeStar; provided, however, in all events, underwriting discounts and commissions shall be borne by the person for whose account the applicable shares are sold. FreeStar shall not permit any shares other than the Stock Consideration to be included in the Registration Statement, unless otherwise agreed by the Selling Stockholders.

         (d) Subsequent to but in all events within one hundred eighty (180) days after the Closing, FreeStar shall use reasonable efforts to effect a merger or similar transaction with TransAxis, the effect of which would be that the stockholders of TransAxis who are not Selling Stockholders would receive cash in exchange for their shares of TransAxis common stock in an amount per share that is equivalent in value to the shares of FreeStar Common Stock to be received by the Selling Stockholders; provided, however, that the foregoing obligation of FreeStar shall not apply to the extent that FreeStar does not possess the resources to engage in such a transaction or if the Board of Directors of FreeStar, in the exercise of their fiduciary duties, shall determine that the consummation of such a transaction is materially detrimental to the business and financial condition of FreeStar.


3.       Other Provisions.
         ----------------

         (a) The Agreement will contain usual and customary representations, warranties, indemnification, covenants and other agreements and the Closing will be subject to the usual and customary conditions, including:

                  (i) obtaining necessary consents or approvals of governmental bodies, lenders, lessors or other third parties;

                  (ii) absence of material pending or threatened litigation regarding TransAxis, its assets, liabilities or the Agreement;

                  (iii) satisfactory completion of Buyer's, TransAxis's and the Selling Stockholders' due diligence investigation; and

                  (iv) delivery of customary closing certificates, opinions and other documentation.

         (b) The Parties acknowledge and agree that (i) each Party will provide customary representations and warranties appropriate to each such Party's respective nature and characteristics; and (ii) the Selling Stockholders will provide customary representations and warranties, and related indemnification, as to the business, operations, financial condition and other aspects of TransAxis, including, without limitation, title to, and ownership of, stock and other assets, authorization, conflict, capitalization, financial statements, undisclosed liabilities, taxes, contracts and commitments, litigation, proprietary rights, licenses and permits, employee matters, compliance with laws and affiliate transactions. The Selling Stockholders' indemnification obligations may be partially or fully satisfied, at the Buyer's sole discretion, out of the Stock Consideration, but in all events shall be limited to the Stock Consideration or the cash amounts actually received by the Selling Stockholders upon any resale of all or any portion of the Stock Consideration.

4.       Miscellaneous.
         -------------

         Upon execution of counterparts of this Letter, the following lettered subsections will constitute legally binding and enforceable agreements of the Parties (in recognition of significant costs to be borne by the Parties in pursuing this transaction and further in consideration of their mutual undertakings as to the matters described therein).

                  (a) Access. Subject to the terms set forth in subsection (g) below respecting confidentiality and certain other matters, TransAxis will afford the Buyer's employees, auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate and audit the assets, liabilities, contracts, operations and business of TransAxis before Closing. Buyer will conduct this inspection, investigation and audit in a reasonable manner during regular business hours without interfering with TransAxis' operations.

                  (b) Consents. The Parties will cooperate with each other and proceed, as promptly as is reasonably practicable, to seek and obtain all necessary consents and approvals from lenders, landlords and customers, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Agreement.

                  (c) Good Faith Negotiations. The Parties will negotiate in good faith to arrive at a mutually acceptable definitive Agreement for approval, execution and delivery. The Parties will then proceed to effect the Closing and the transactions contemplated by the Agreement in good faith as promptly as is reasonably practicable.

                  (d) Exclusive Dealing. TransAxis hereby agrees to work exclusively with FreeStar from the date hereof through December 31, 2003 (the "Exclusivity Period") with respect to such possible Acquisition, subject to the terms and conditions set forth herein. During the Exclusivity Period, TransAxis and its subsidiaries will not, directly or indirectly, through any officer, director, shareholder, agent, financial advisor or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a portion of the assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, TransAxis or any of its subsidiaries or any business combination with TransAxis or any of its subsidiaries, or participate in any negotiations regarding, or furnish to any other person any information (except for information which has been previously publicly disseminated by TransAxis in the ordinary course of business). TransAxis shall promptly notify FreeStar if any unsolicited proposal or offer relating to a business combination, joint venture, stock purchase or other acquisition is made to it or any of its agents or advisors. While TransAxis has had discussions in the past with, and has received expressions of interest from, third parties with respect to a possible transaction, and has received expressions of interest from and has not taken affirmative steps to halt such discussions or expressions of interest, TransAxis represents and warrants to FreeStar that it is not currently in negotiations or discussions with any third party with respect to any such transaction.

                  (e) Costs. Except as otherwise explicitly provided herein, Buyer and the Selling Stockholders will each be solely responsible for and bear all of their respective expenses.

                  (f) Public Disclosure. Before the Closing, no party hereto shall make any public release of information regarding the matters contemplated herein without the prior written consent of the non-disclosing Parties hereto, except (i) that Parties may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other Parties or the prompt consummation of the transactions contemplated by this Letter and the Agreement,
(ii) any disclosure deemed necessary by either the Buyer or the Seller, in its respective sole discretion, in satisfying its public disclosure obligations as a publicly-traded corporation or (iii) as otherwise required by law.

                  (g) Confidentiality. The Parties agree to the terms and the other agreements set forth in the Confidentiality Agreement between them, the provisions of which are incorporated herein by reference, shall survive the termination, expiration or supersession of this Letter.

                  (h)  Termination.  Except with  respect to the  provisions  of
Section 1 and subsection (g) above, any Party hereto may terminate this Letter and thereafter this Letter shall have no force and effect and the Parties shall have no further obligations hereunder if the Agreement is not executed on or before December 31, 2003.

                  (i) Assignment. The Parties agree that the rights and obligations of the Buyer under this Letter, the Agreement or any other agreement contemplated hereby or thereby may be assigned by the Buyer to a subsidiary or an Affiliate (as such term is defined in Rule 144 promulgated under the Securities Act). In the event of such assignment, Buyer shall provide written notice thereof to TransAxis and the Selling Stockholders.

                  (j) Whole Agreement. This Letter constitutes the entire agreement among the Parties with respect to the subject matter of this Letter and supersedes all prior and contemporaneous agreements, representations, understandings, conditions and warranties, written or oral, not contained in this Agreement or its Exhibits, including but not limited to the letter of intent, dated April 29, 2003, between FreeStar and TransAxis.

                  (k) Counterparts and Governing Law. This Letter may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original but shall constitute one and the same instrument. This Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

                  (l) Venue. Any dispute between TransAxis or the Selling Stockholders, on the one hand, and Buyer, on the other hand, arising out of this Agreement, shall be brought only in federal or state courts located in Salt Lake County, Utah, or the Borough of Manhattan, City and State of New York, and the parties agree that none of them will challenge the jurisdiction of such courts or assert any defense to the exercise of jurisdiction by such courts based on forum non conveniens or similar grounds.

         We are looking forward to the consummation of the transactions contemplated by this Letter and to a mutual beneficial relationship. Please sign and date this Letter in the space provided below to confirm our mutual understandings and agreements as set forth in this Letter and return a signed copy to the undersigned.

                                Very truly yours,

                                FREESTAR TECHNOLOGY CORPORATION

                                By: /s/ Paul Egan
                                    ---------------------------
                                        Paul Egan
                                        President and Chief Executive Officer

Acknowledged and Agreed to:

TRANSAXIS, INC.

By:  /s/ Don Marshall
     -----------------------------------------
         Don Marshall
         President and Chief Executive Officer
         June 20, 2003

Selling Stockholders:

        /s/ Don Marshall
        --------------------------------------
            Don Marshall


NAUTILUS MANAGEMENT, LTD.


By:     /s/ Don Marshall
        --------------------------------------
            Don Marshall


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